EXHIBIT 99.1

BLACK HAWK GAMING & DEVELOPMENT COMPANY, INC.

Index

March 31, 2004

BLACK HAWK GAMING & DEVELOPMENT COMPANY, INC.

UNAUDITED CONSOLIDATED BALANCE SHEETS

MARCH 31, 2004 AND DECEMBER 31, 2003

(Dollars In Thousands)

	March 31, 2004	December 31, 2003
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$10,991	$11,550
Restricted cash	500
Accounts receivable	145	147
Inventories	560	576
Prepaid expenses	1,377	1,154
Due from Parent	4,997	1,387

Total current assets	18,570	14,814
LAND	26,221	26,221
GAMING FACILITIES:
Building and improvements	67,732	67,628
Equipment	25,198	23,421
Accumulated depreciation	(20,512)	(18,921)

Total gaming facilities	72,418	72,128
OTHER ASSETS:
Goodwill	15,547	15,547
Debt Issue Costs	5,147	5,416
Other assets	752	779

TOTAL	$138,655	$134,905

LIABILITIES AND STOCKHOLDER’S EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$5,513	$4,701
Accrued payroll	772	591
Gaming taxes payable	2,262	2,619
Property taxes payable	844	648
Slot club liability	975	872
Due to Parent Current portion of long-term debt	441	441

Total current liabilities	10,807	9,872
LONG-TERM DEBT AND OTHER LIABILITIES
Long term debt	96,995	96,854
BID bonds payable	3,997	3,997

Total long term debt	100,992	100,851
Total liabilities	111,799	110,723

COMMITMENTS AND CONTINGENCIES
STOCKHOLDER’S EQUITY:
Preferred stock; $.001 par value; 10,000,000 shares authorized; none issued and outstanding
Common stock; $.001 par value; 40,000,000 shares authorized; 100 shares issued and outstanding
Additional paid-in capital	11,396	11,396
Retained earnings	15,460	12,786

Total stockholder’s equity	26,856	24,182

TOTAL	$138,655	$134,905

See notes to unaudited consolidated financial statements

BLACK HAWK GAMING & DEVELOPMENT COMPANY, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

FOR THE THREE MONTHS ENDED MARCH 31, 2004 AND 2003

(Dollars In Thousands)

	Three Months Ended March 31,
	2004	2003
REVENUES:
Casino	$27,068	$23,069
Food and beverage	3,206	2,676
Hotel	282	316
Other	217	140

Total revenues	30,773	26,201
Promotional allowances	(4,876)	(4,570)

Net revenues	25,897	21,631

COSTS AND EXPENSES:
Casino	9,425	8,448
Food and beverage	1,246	1,041
Hotel	157	201
Marketing, general and administrative	7,281	6,822
Depreciation and amortization	1,616	1,410

Total costs and expenses	19,725	17,922

OPERATING INCOME	6,172	3,709
Interest income	1	3
Interest expense	(3,499)	(3,488)

NET INCOME	$2,674	$224

See notes to unaudited consolidated financial statements

BLACK HAWK GAMING & DEVELOPMENT COMPANY, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

FOR THE THREE MONTHS ENDED MARCH 31, 2004

(IN THOUSANDS)

	Common Stock		Additional Paid-in Capital	Retained Earnings	Total
	Shares	Amount
BALANCES, JANUARY 1, 2004	100	$	$11,396	$12,786	$24,182
Net income				2,674	2,674

BALANCES, MARCH 31, 2004	100	$	$11,396	$15,460	$26,856

*	The par value amount of Black Hawk Gaming & Development Company, Inc. common stock outstanding for the periods presented is less than $500 and is therefore presented as $0 above due to rounding.

See notes to unaudited consolidated financial statements

BLACK HAWK GAMING & DEVELOPMENT COMPANY, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE THREE MONTHS ENDED MARCH 31, 2004 AND 2003

(Dollars In Thousands)

	Three Months Ended March 31, 2004	Three Months Ended March 31, 2003
OPERATING ACTIVITIES:
Net income (loss)	$2,674	$224
Adjustments to reconcile net income (loss) to net cash (used in) operating activities:
Depreciation and amortization	1,616	1,410
Amortizaiton of financing fees	271	251
Amortizaiton of bond discount	141	139
(Gain) Loss on sale of assets	(4)	2
Due to/from Parent	(3,610)	(8,038)
Changes in operating assets and liabilities:
Restricted cash	(500)
Prepaid expenses and other assets	(190)	361
Accounts payable and accrued expenses	931	(701)

Net cash provided by (used in) operating activities	1,329	(6,352)

INVESTING ACTIVITIES:
Proceeds from sale of equipment	13	6
Equipment purchases and additions to gaming facilities	(1,901)	(1,661)

Net cash used in investing activities	(1,888)	(1,655)

FINANCING ACTIVITIES:
Proceeds from reducing and revolving credit facility		2,500
Payments on bonds		(203)

Net cash provided by financing activities		2,297

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	$(559)	$(5,710)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	11,550	16,743

CASH AND CASH EQUIVALENTS, END OF PERIOD	$10,991	$11,033

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest	$5,964	$6,325

See notes to unaudited consolidated financial statements

BLACK HAWK GAMING & DEVELOPMENT COMPANY, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED MARCH 31, 2004 AND 2003

(DOLLARS IN THOUSANDS)

1.	BUSINESS AND ORGANIZATION

Black Hawk Gaming & Development Company, Inc. (“Black Hawk”) was incorporated on January 10, 1991. Black Hawk is a holding company that owns, develops and operates gaming properties. Currently Black Hawk operates the Gilpin Hotel Casino (“GHC”) and The Lodge Casino at Black Hawk (“the Lodge”), both located in Black Hawk, Colorado, and The Gold Dust West Casino (“GDW”) located in Reno, Nevada.

GHC is a 37,000 square foot facility located in the Black Hawk gaming district and was Black Hawk’s first casino project. Originally built in the 1860’s, the Gilpin Hotel was one of the oldest in Colorado; however, due to space limitations, the casino offers no hotel or lodging facilities. The Gilpin Hotel Casino commenced operations in October 1992, and was expanded through the acquisition of an adjacent casino in late 1994. It now offers customers approximately 460 slot machines, 4 table games, two restaurants, four bars and parking for approximately 200 cars.

The Lodge is a hotel/casino/parking complex and is one of Colorado’s largest casinos. The 250,000 square foot facility, which opened on September 24, 1998, presently offers customers 900 slot machines, 30 table games, 50 hotel rooms, three restaurants, four bars and parking for approximately 600 cars.

On January 4, 2001, Black Hawk purchased the assets and operating business of GDW for $26,000. The GDW is a 24,000 square-foot gaming and dining facility is located on 4.6 acres, a few blocks west of Reno’s downtown gaming district. The GDW has been catering to the “locals” market for the past 23 years and currently offers customers 500 slot machines, 106 motel rooms, one restaurant, four bars and parking for 277 cars.

In addition, included within the Company is BHWK corporate (“Corporate”). Generally, Corporate operations are not a profit center, but rather a managerial entity which directs the overall operations of the Company.

2.	SIGNIFICANT ACCOUNTING POLICIES

Unaudited Consolidated Financial Statements – In the opinion of management, the accompanying unaudited consolidated financial statements reflect all adjustments, consisting of normal recurring accruals, which are necessary for the fair presentation of the financial position of Black Hawk at March 31, 2004 and December 31, 2003, and the results of its operations and cash flows for the three months ended March 31, 2004 and 2003. The accompanying unaudited consolidated financial statements include the accounts of Black Hawk, its wholly owned subsidiaries, The Lodge, GHC, and GDW. All significant inter-company transactions and balances have been eliminated in consolidation.

The accompanying unaudited consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto of Black Hawk for the year ended December 31, 2003 contained in the JEI Form 10-K filed with the U.S. Securities Exchange Commission. The results of interim periods are not necessarily indicative of results to be expected for the year.

Reclassifications – Certain amounts have been reclassified within the 2003 financial statements to conform to the presentation used in 2004.

3.	SEGMENTS

As defined by SFAS No. 131, “Disclosure about Segments of an Enterprise and Related Information”, the following segment information is presented after the elimination of inter-segment transactions. Black Hawk has two reportable segments (Colorado and Nevada) representing the states in which we operate. The Colorado operations consist of the Lodge and the GHC, and the Nevada operations consist of the GDW. Each segment is managed separately because of the unique characteristics of geographic location, revenue stream, and customer base. The accounting policies of the segments are the same as those described in Note 2.

	Three Months Ended March 31,
	2004	2003
Net revenues:
Black Hawk, Colorado	$20,496	$16,705
Reno, Nevada	5,401	4,926

Total net revenues	$25,897	$21,631

Depreciation and amortization:
Black Hawk, Colorado	$1,252	$1,103
Reno, Nevada	$351	$295
Corporate	13	12

Total depreciation and amortization	$1,616	$1,410

Operating income:
Black Hawk, Colorado	$5,107	$3,055
Reno, Nevada	1,556	1,108
Corporate	(491)	(454)

Total operating income	$6,172	$3,709

Interest income:
Black Hawk, Colorado	$1	$1
Reno, Nevada
Corporate		2

Total interest income	$1	$3

Interest expense:
Black Hawk, Colorado	$(2,714)	$(2,707)
Reno, Nevada	(785)	(781)

Total interest expense	$(3,499)	$(3,488)

Net income
Black Hawk, Colorado	$2,394	$349
Reno, Nevada	771	327
Corporate	(491)	(452)

Net income	$2,674	$224

EBITDA (1)
Black Hawk, Colorado	$6,359	$4,158
Reno, Nevada	1,907	1,403
Corporate	(478)	(442)

EBITDA	$7,788	$5,119

Additions to long lived assets:
Black Hawk, Colorado	$1,286	$1,294
Reno, Nevada	615	364
Corporate		3

Total additions to long lived assets	$1,901	$1,661

	March 31, 2004	December 31, 2003
Total assets:
Black Hawk, Colorado	$108,350	$109,597
Reno, Nevada	24,200	24,320
Corporate	6,105	987

Total assets	138,655	134,904

Long-term debt:
Black Hawk, Colorado	$78,410	$78,302
Reno, Nevada	22,582	22,549

Total long-term debt	$100,992	$100,851

(1)	EBITDA (earnings before interest, taxes, depreciation and amortization) is presented as a supplemental information in the tables above and in the discussion of our operating results. EBITDA can be reconciled directly to our consolidated net income by adding the amounts shown for depreciation, amortization, and interest. This information should not be considered as an alternative to any measure of performance as promulgated under accounting principles generally accepted in the United States of America, such as net (loss) income, nor should it be considered as an indicator of our overall financial performance. Our calculation of EBITDA may be different from the calculation used by other companies and comparability may be limited. Management believes that presentation of a non-GAAP financial measure such as EBITDA is useful because it allows investors and management to evaluate and compare the Company’s operating results from continuing operations from period to period in a meaningful and consistent manner in addition to standard GAAP financial measures. Management internally evaluates the performance of its properties using EBITDA measures as do most analysts following the gaming industry. EBITDA is also a component of certain financial covenants in the Company’s debt agreements.